Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Prologis, Inc. of our report dated June 7, 2024, relating to the financial statements and supplemental schedule of the Prologis 401(k) Savings Plan which appears in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2023.

/s/ BDO USA, P.C.

Denver, CO

June 18, 2024

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member. firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.